Exhibit 99.1
SCOLR Pharma, Inc. Reports Second Quarter 2009 Financial Results

Bothell, WA, August 7, 2009, - SCOLR Pharma, Inc. (NYSE Amex: DDD) today reported financial results for the three and six months ended June 30, 2009.

Dr. Bruce Morra, SCOLR Pharma's President and CEO, said, “We continue to advance discussions with a number of potential partners for our 12-hour controlled release ibuprofen. These potential partners have been committing resources to due diligence and preliminary negotiations of license terms. In the nutraceutical arena, we are working with companies interested in commercializing products we have developed for growing segments of this field in both the US and international markets. We continue to work with our investment bankers on potential strategic transactions, including mergers and other business combinations that could yield opportunities to increase shareholder value and provide additional resources for us to develop our Controlled Delivery Technology (CDT®) platforms. However, we are faced with a difficult marketplace and many specialty pharmaceutical companies competing for alliances with the more established pharmaceutical and consumer product companies. Our operating strategy is to preserve our capital by limiting clinical and development expenses to our ibuprofen and pseudoephedrine lead products while also supporting our existing alliances. We have made significant reductions to our operating expenses so far this year and are continuing to evaluate additional areas to further minimize our burn rate.”

Total revenues, which consist of royalty revenue from our collaboration agreements, decreased 17%, or $48,782 to $230,789 for the three months ended June 30, 2009, compared to $279,571 for the same period in 2008. This decrease is primarily due to lower royalty income from our relationship with Perrigo.

Royalty income increased 34%, or $59,017 to $230,789 in the three months ended June 30, 2009, compared to $171,772 for the first quarter of 2009. This increase is a result of higher sales activities of our nutrional products by Perrigo. Royalty payments are based on Perrigo’s net profits from the sale of CDT-based products which involve uncertainties and are difficult to predict.

Total revenues decreased 26%, or $142,565 to $402,561 for the six months ended June 30, 2009, compared to $545,126 for the same period in 2008. This decrease is primarily due to lower royalty income from our relationship with Perrigo.

Marketing and selling expenses decreased 79%, or $151,579 to $39,468 for the three months ended June 30, 2009, compared to $191,047 for the same period in 2008 and decreased 66%, or $282,688 to $146,051 for the six months ended June 30, 2009, compared to $428,739 for the same period in 2008. These decreases are due to a reduction in personnel related expenses due to reduction in personnel and lower advertising and tradeshow expenses. In addition, commission expense decreased due to lower royalty income.

Research and development expenses decreased 34%, or $403,818 to $793,503 for the three months ended June 30, 2009, compared to $1.2 million for the same period in 2008 and decreased 22%, or $465,096 to $1.6 million for the six months ended June 30, 2009, compared to $2.1 million for the same period in 2008. These decreases were primarily due to our decision to defer development activities on certain projects pending additional funding and a reduction in personnel related expenses due to personnel reductions. These decreases were offset by an expense related to settlement of claims by a former employee.

General and administrative expenses decreased 8%, or $89,762 to $972,884 for the three months ended June 30, 2009, compared to $1.1 million for the same period in 2008 and decreased 7%, or $168,395, to $2.1 million for the six months ended June 30, 2009, compared to $2.3 million for the same period in 2008. These decreases were primarily due to a decrease in personnel related expenses through personnel reductions, a decrease in travel expenses, and a reduction in insurance premium expense. These decreases were offset by an increase in outside services related to investment banking activities and an increase in legal expenses.

            Other income decreased 98%, or $55,774 to $958 for the three months ended June 30, 2009, compared to $56,732 for the comparable period in 2008 and decreased 95%, or $145,137 to $7,600 for the six months ended June 30, 2009, compared to $152,737 for the same period in 2008. These decreases were due to a decrease in interest income due to lower cash balances.

Net loss decreased 26%, or $540,603 to $1.6 million for the three months ended June 30, 2009, compared to $2.1 million for the same period in 2008 and the net loss for the six months ended June 30, 2009, decreased 15%, or $628,477 to $3.5 million, compared with a net loss of $4.1 million for the same period in 2008. These decreases were primarily due to lower operating expenses offset by lower revenues.

Liquidity and Capital Resources

We had approximately $3.1 million in cash and cash equivalents, and $473,711 in restricted cash as of June 30, 2009. Based on our current operating plan, we anticipate that our existing cash and cash equivalents, together with expected royalties from third parties, will fund our operations until late 2009, assuming we do not trigger additional obligations, including contractual severance or lease obligations and unless unforeseen events arise that negatively impact our liquidity. In the event we are unsuccessful generating additional revenues or raising additional funds, we will have to substantially reduce our operations to preserve capital or seek bankruptcy protection or otherwise wind up our business.

In addition to our efforts to enter into alliances and licensing agreements, we plan to continue to seek access to the capital markets to fund our operations. We filed a shelf registration statement in the amount of $40 million which was declared effective by the Securities and Exchange Commission on November 25, 2008 under which we may offer from time-to-time, one or more offerings of securities up to an aggregate public offering price of $40 million. However, the financial markets have been very difficult for companies at our development stage and financial condition and financing may not be available on favorable terms or at all. Additionally, we have received notice from the NYSE Amex that we are not in compliance with continued listing requirements. While we have provided the NYSE Amex with a plan to regain compliance with applicable listing standards, our inability to maintain listing of our common stock on the NYSE Amex may further limit our ability to access the capital markets. Any issuance of additional securities would be extremely dilutive to our existing stockholders.

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.368.1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to raise additional funds or enter strategic alliances, advance development of our potential products and complete research and development, including pre-clinical and clinical studies, the continuation of arrangements with partners and customers, competition, government regulation and approvals, and general economic conditions. For example, we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue, or we may not be able to raise capital or generate revenue to finance our operations. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances
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SCOLR Pharma, Inc.

CONDENSED BALANCE SHEETS

	June 30, 2009 (Unaudited)	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$3,128,839	$6,363,243
Accounts receivable	203,072	177,253
Interest and other receivables	4,822	1,157
Prepaid expenses and other assets	350,631	286,539
Total current assets	3,687,364	6,828,192
Property and Equipment — net of accumulated amortization of $1,594,032 and $1,289,844, respectively	682,806	790,947
Intangible assets — net of accumulated amortization of $473,307 and $465,724, respectively	560,046	557,639
Restricted cash	473,711	473,711
	$5,403,927	$8,650,489

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$75,949	$238,701
Accrued liabilities	660,179	668,694
Current portion of term loan	—	87,850
Total current liabilities	736,128	995,245

Deferred rent	284,530	310,010
Long-term portion of term loan	—	23,269
Total liabilities	1,020,658	1,328,524

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares, $.01 par value, none issued or outstanding	—	—
Common stock, authorized 100,000,000 shares, $.001 par value 41,098,270 and 41,130,270 issued and outstanding as of June 30, 2009, and December 31, 2008, respectively	41,098	41,130
Additional paid-in capital	71,795,099	71,255,901
Accumulated deficit	(67,452,928)	(63,975,066)
Total stockholders’ equity	4,383,269	7,321,965
	$5,403,927	$8,650,489

SCOLR Pharma, Inc.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues
Royalty income	$230,789	$279,571	$402,561	$545,126
Total revenues	230,789	279,571	402,561	545,126

Operating expenses
Marketing and selling	39,468	191,047	146,051	428,739
Research and development	793,503	1,197,321	1,615,437	2,080,533
General and administrative	972,884	1,062,646	2,126,535	2,294,930
Total operating expenses	1,805,855	2,451,014	3,888,023	4,804,202
Loss from operations	(1,575,066)	(2,171,443)	(3,485,462)	(4,259,076)

Other income (expense)
Interest income	2,040	59,353	11,112	159,671
Interest expense	(1,082)	(3,859)	(3,512)	(8,172)
Other	-	1,238	-	1,238
Total other income	958	56,732	7,600	152,737
Net loss	$(1,574,108)	$(2,114,711)	$(3,477,862)	$(4,106,339)
Net loss per share, basic and diluted	$(0.04)	$(0.05)	$(0.08)	$(0.10)
Shares used in computing basic and diluted net loss per share	41,098,270	41,128,590	41,098,270	41,100,676

Contacts:
Investor Relations:
Cameron Associates
Kevin McGrath
212.245.4577
Kevin@cameronassoc.com